UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2008
_____________________

Morlex, Inc.
(Exact name of registrant as specified in its charter)
_____________________

Colorado	000-30144	84-1028977
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

31 Pierce Lane
Norwich, Vermont 05055
_____________________________________________
(Address of principal executive offices and Zip Code)

(802) 649-2299
_____________________________________________
(Registrant’s telephone number, including area code)

None.
_____________________________________________
(Former name or former address since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On February 7, 2008, Registrant entered into: (i) an Agreement and Plan of Merger (the “RHI Merger Agreement”) with Rightside Holdings, Inc. (“Rightside”) and Registrant’s wholly owned subsidiary RHI Merger Sub, Inc. (“RHI Merger Sub”), and (ii) an Agreement and Plan of Merger (the “DMG Merger Agreement”, and together with the RHI Merger Agreement, the “Merger Agreements”) with Duncan Media Group, Inc. (“Duncan”) and Registrant’s wholly owned subsidiary DMG Merger Sub, Inc. (“DMG Merger Sub”). Under the Merger Agreements, Registrant will acquire on the Closing Date, expected to occur on or about February 13, 2008 (the “Closing Date”), Rightside and Duncan pursuant to the Merger Agreements (collectively, the “Merger Transactions”). Copies of the RHI Merger Agreement and DMG Merger Agreement are filed as Exhibits 2.1 and 2.2 to this Form 8-K Current Report, respectively, and are incorporated herein by reference.

RHI Merger

Pursuant to the RHI Merger Agreement, on the Closing Date RHI Merger Sub will merge with and into Rightside, with Rightside being the surviving corporation (the “RHI Merger”). As a result of the RHI Merger, each share of common stock of Rightside, par value $.001 per share (“Rightside Common Stock”), will automatically be converted into 0.4236 shares of common stock of Registrant, par value $.001 per share (“Company Common Stock”), or 8,547,775 shares of Company Common Stock in the aggregate. The outstanding shares of non-convertible preferred stock of Rightside, par value $.001 per share, will not be affected by the RHI Merger and will remain outstanding preferred stock of Rightside. Accordingly, while Registrant will not be the sole stockholder of Rightside, it will own all the outstanding Rightside Common Stock (which is the only voting stock of Rightside).

The RHI Merger Agreement contains customary representations, warranties and covenants of Registrant, Rightside and RHI Merger Sub for similar transactions. The representations and warranties in the RHI Merger Agreement will expire on the Closing Date. The consummation of the RHI Merger is subject to customary closing conditions set forth in the RHI Merger Agreement.

DMG Merger

Pursuant to the DMG Merger Agreement, on the Closing Date DMG Merger Sub will merge with and into Duncan, with Duncan being the surviving corporation (the “DMG Merger”). As a result of the DMG Merger, each share of common stock of Duncan, par value $.001 per share (“Duncan Common Stock”), will automatically be converted into 0.5433 shares of Company Common Stock, or 5,642,558 shares of Company Common Stock in the aggregate. The outstanding shares of non-convertible preferred stock of Duncan, par value $.001 per share, will not be affected by the DMG Merger and will remain outstanding preferred stock of Duncan. Accordingly, while Registrant will not be the sole stockholder of Duncan, it will own of all the outstanding Duncan Common Stock (which is the only voting stock of Duncan).

The DMG Merger Agreement contains customary representations, warranties and covenants of Registrant, Duncan and DMG Merger Sub for similar transactions. The representations and warranties in the DMG Merger Agreement will expire on the Closing Date. The consummation of the DMG Merger is subject to customary closing conditions set forth in the DMG Merger Agreement.

Contemplated Distributions

In connection with the Merger Transactions, Registrant has declared and plans to pay a cash distribution on the Closing Date of $.2929 per share to the holders of record of Company Common Stock as of February 11, 2008, for a total distribution of approximately $375,000 (the “Cash Distribution”). Registrant has also declared and plans to distribute a stock distribution on the Closing Date of .2929 shares of Company Common Stock per share to the holders of record of Company Common Stock as of February 11, 2008, for a total distribution of approximately 375,000 shares of Company Common Stock (the “Stock Distribution”). The payment of the Cash Distribution and the distribution of the Stock Distribution are contingent on the consummation of the Merger Transactions.

Registration Rights; No Other Relationships

The Merger Agreements contemplate that Registrant will enter into a Registration Rights Agreement in connection with the consummation of the Merger Transactions pursuant to which Registrant will grant certain registration rights to the stockholders of Rightside and Duncan who receive Company Common Stock in connection with the Merger Transactions. Other than in connection with the Merger Agreements or the transactions contemplated thereby, there is no material relationship between Registrant or any of its affiliates and either Rightside or Duncan or any of their respective affiliates.

Item 5.01. Changes in Control of Registrant.

The consummation of the Merger Transactions will result in a change in control of Registrant. The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits: The following exhibits are filed as part of this report:

Exhibit Number	Description

2.1	Agreement and Plan of Merger among Registrant, Rightside Holdings, Inc. and RHI Merger Sub, Inc.*

2.2
Agreement and Plan of Merger among Registrant, Duncan Media Group, Inc. and DMG Merger Sub, Inc.*

*Attachments to these Exhibits have been omitted. Registrant hereby undertakes to file such attachments by Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2008	MORLEX, INC.

By: /s/ Michael Miller
Name: Michael Miller
Title: President